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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

    ENTRAVISION COMMUNICATIONS COMPLETES ACQUISITION OF OUTDOOR ADVERTISING
                              ASSETS IN NEW YORK

Santa Monica, CA, October 16, 2000 - Entravision Communications Corporation (NYSE: EVC) announced today that it has completed the acquisition of approximately 1,200 outdoor advertising faces in New York from Infinity Broadcasting Corporation for $168.2 million.

     With the addition of the Infinity outdoor assets, Entravision now owns approximately 11,0000 outdoor advertising faces located in high-density Hispanic communities in Los Angeles and New York, the two largest Hispanic markets in the United States. Entravision is now one of the largest owners and operators of 8-sheet outdoor advertising faces in the nation. This inventory of outdoor assets is primarily concentrated on busy city streets, targeting both pedestrian and vehicular traffic. With this acquisition, Entravision has consolidated all of the 8-sheet and 30-sheet outdoor advertising faces in the greater New York City area. Entravision's outdoor business, which represents approximately 20% of the Company's annual revenues, is currently growing at approximately twice the industry average.

     Walter Ulloa, Chairman and CEO of Entravision, commented, "Outdoor advertising is a key component of our strategy to provide advertisers with a unique multi-media platform for reaching the nation's Hispanic population. Outdoor advertising has proven to be particularly effective in influencing Hispanic purchasing decisions. This acquisition cements our outdoor presence in New York's most densely populated Hispanic neighborhoods, strengthening our ability to offer advertisers a highly targeted medium for reaching Latino families where they live and shop. With our strong financial position and robust organic growth, we continue to search for additional acquisition opportunities, including outdoor assets in other major Hispanic markets."

     Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio, outdoor and publishing operations to reach approximately 80% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of the top-ranked Univision television network, with stations in 18 of the nation's top-50 Hispanic markets. The company also operated the nation's largest centrally programmed Spanish-language radio network which serves 23 markets via 57 owned and operated radio stations and 47 affiliates. The company's publishing operations include El Diario/La Prensa in New York City, the nation's oldest major Spanish-language newspaper.
Entravision shares of Class A Common Stock are traded in the New York Stock Exchange under the symbol: EVC.
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     Certain statements contained in this release are forward looking.  Although
Entravision Communications Corporation believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations and assumptions, see the company's prospectus, dated August 2, 2000.